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                                                                 EXHIBIT 10.20

                             GAS PURCHASE AGREEMENT

         THIS AGREEMENT is made and entered into as of this 16th day of March, 1999, to be effective on the 1st day of April, 1999 (the "Effective Date"), by and between WESTERN GAS RESOURCES, INC. a Delaware corporation (Buyer), and PENNACO ENERGY INC. (Seller). Buyer and Seller shall also be hereinafter referred to individually as the "Party" and jointly as the "Parties".

         In consideration of the Agreement and of the mutual covenants contained herein, the Seller- agrees to sell and deliver to Buyer, gas undertoe terms specified in this Agreement.

         1 .      Definitions.  The following terms have the following meanings:

                  ACCOUNTING PERIOD. The period commencing at 7:00 a.m., Mountain Time, on the first day of a calendar month and ending at 7:00 a.m., Mountain Time, on the first day of the next succeeding month.

                  BTU. The amount of heat required to raise the temperature of one pound of water from 59DEG Fahrenheit to 60DEG Fahrenheit.

                  CONTRACT CAPACITY. The capacity that Buyer makes available to Seller for the purchase and receipt of Seller's gas at the Delivery Point. Initially, the Contract Capacity shall be 11,000 Mcf per day, subject to subsequent adjustments under the terms of Section 2.1 and
         Section 2.2, below.

                  CUBIC FOOT. The volume of gas contained in one cubic foot of space at a standard pressure base of 14.73 pounds per square inch absolute (psia) and a standard temperature base of 60DEG Fahrenheit.

                  DELIVERY POINT. The inlet flange of the custody transfer meter(s) into Buyer's gathering trunkline located in the NE/4 of section 26, Township 49 North, Range 72 West, Campbell County, Wyoming.

                  EXCESS GAS. Gas from the Lands, deliverable to a Delivery Point in excess of the capacity made available hereunder to Seller at that Delivery Point.

                  FORCE MAJEURE. Any cause or condition not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence, that Party is unable to prevent or overcome.

                  GAS. All hydrocarbon and non-hydrocarbon substances produced from gas and/oroil wells in a gaseous state at the outlet of Seller's production facilities.

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                  GROSS HEATING VALUE. The number of BTU's produced by the
         combustion, on a dry basis and at a constant pressure, of the amount of the gas which would occupy a volume of one Cubic Foot at a temperature of 60DEG Fahrenheit and at a pressure of 14.73 psia, with air of the same temperature and pressure as the gas, when the products of combustion are cooled to the initial temperature of the gas and air and when the water formed by combustion is condensed to the liquid state.

                  LOSSES. Any loss, cost, expense, liability, damage, demand, suit, claim, sanction, settlement, judgment, lien, fine, penalty, and interest of every kind and character (including reasonable fees and expenses of attorneys).

                  PURCHASING FACILITIES. Any facility, including but not limited to dehydration, pigging equipment, pipelines and compressors, acquired hereby or contemplated hereunder. to be installed, operated and/or maintained by Buyer regardless of whether Buyer owns, operates, leases or contracts for any such facilities, including facilities installed, owned and operated by MIGC, Inc.

                  LANDS. The lands described on Exhibit A in which Seller owns leasehold interests, described on Exhibit A, attached hereto and made a part hereof, together with any wells in which Seller owns interests which are now or hereafter drilled on the lands.

         2.       TERMS OF PURCHASE AND SALE.

         2.1      DELIVERY.

         a. Seller shall deliver gas to Buyer at the Delivery Point(s) against the operating pressures at the Delivery Point(s) as they from time to time exist; provided, Buyer agrees that it shall not cause the Delivery Point to be operated at an average pressure exceeding 100 psig. If the average pressure at the Delivery Point exceeds 100 psig in any Accounting Period, then upon written notice by Seller of such noncompliance, Buyer shall have sixty (60) days to remedy that non-compliance. If Buyer fails to remedy the non-compliance within sixty (60) days of such notice, then upon written request from Seller, the capacity commitment in 2.2(b) below shall be reduced to that quantity of gas that Buyer can accept within compliance and Seller's interest in all additional. production from the Lands committed pursuant to 2.2(a), below, shall automatically be permanently released from this Agreement. Furthermore, upon written request of Seller, Buyer shall reduce the acreage commitment under 2.2(a), below, to those wells and leases attributable thereto that are sufficient to meet the capacity commitment on the date of that release.

         b. The Buyer and Seller are also parties to the Gas Sales Agreement, referred to below. In order to provide for coordinated nominations and balancing procedures under both this Agreement and under the Gas Sales Agreement, the parties are entering into the Nomination and Balancing Agreement of even date herewith; which shall be applicable to deliveries and receipts under this Agreement as well as under the Gas Sales Agreement.

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         2.2      COMMITMENT AND QUANTITY.

         a. Seller hereby commits, sells, and agrees to deliver to Buyer; and Buyer agrees to purchase and receive, or cause to be received for Buyer's account, from Seller, all gas attributable to the leasehold interests of Seller and produced from formations from the surface of the earth to the base of the Tertiary Age Coal Formations from wells now or hereafter located on the Lands, up to the lesser of (i) the then applicable Contract Capacity, or (ii) a quantity of gas equal to the quantity repurchased by Seller under the Gas Sales Agreement between the Pates of even date herewith (the "Gas Sales Agreement") plus Retained Fuel, as defined in the Gas Sales Agreement. Seller agrees that the foregoing dedication shall be a covenant running with the land and that any assignment, sale or other transfer of all or a portion of Seller's interests in the Lands shall include and be subject to the dedication under this Agreement. It is recognized that because of dispatching and other variations, certain differences may occur between the quantity of gas delivered to Buyer under this Agreement (net of Retained Fuel) and the quantity of gas delivered by Buyer to Seller under the Gas Sales Agreement. The provisions of Paragraph 6 of that certain Gas Nominations and Balancing Agreement entered into between the parties of even date herewith shall apply to the resolution of such differences.

         b. Buyer agrees to initially provide a Contract Capacity of 11,000 Mcf per Day. Buyer will use reasonable efforts to make that Contract Capacity available on or before April 1, 1999, but shall not have any liability to Seller for any failure to provide that Contract Capacity before that date.

         c. From and after April 1, 1999, if Buyer, for reasons other than force majeure conditions, during any 3 consecutive Accounting Periods, fails to receive an average daily quantity of Seller's gas of at least 95% of the lesser of (i) the then applicable Contract Capacity or (ii) the average quantity of gas actually made available for delivery by Seller (such amount being referred to as the "Required Volume), then Buyer shall be deemed deficient in its receipts by an amount equal to the difference between the Required Volume and the actual average receipts during those 3 consecutive Accounting Periods ("Deficient Quantity"). Seller shall have the right to request a permanent release of the Deficient Quantity by requesting such in writing to Buyer within 15 days following the end of the applicable 3 Accounting Periods. Following that timely request, Buyer shall have 30 days ("Cure Period") in which to begin receiving the Required Volume, or if such cannot be remedied within the Cure Period, to nevertheless provide a reasonable plan to Seller specifying the actions that will be undertaken by Buyer to remedy the failure to purchase and receive the Required Volume. If Buyer does neither, then at the end of the Cure Period, the Deficient Quantity shall be automatically and permanently released from the terms of this Agreement. Upon that release the Contract Capacity shall be reduced by an amount equal to the Deficient Quantity and the Minimum Quantity under Section 2.3, b., shall also be reduced by an amount equal to the Deficient Quantity.

         d. If Seller has Excess Gas at any Delivery Point, Seller may request Buyer, in writing, to cause the expansion of the Purchasing Facilities to increase the Contract Capacity to

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         accommodate the delivery of that Excess Gas. Buyer will then have thirty (30) days after such request to determine whether it is economic for Buyer, in Buyer's sole judgment, to cause the expansion of the Purchasing Facilities under the terms of this Agreement, considering the amount of additional gas available from Seller and all other physical and economic conditions then existing. In the event that Buyer determines that it is economic for Buyer to cause the expansion of the Purchasing Facilities under the terms of this Agreement, Buyer shall cause the expansion of the Purchasing Facilities under the terms of this Agreement in a timely and diligent fashion, provided however, Buyer shall not be obligated to cause any expansion prior to date that Fort Union Gas Gathering L.L.C.'s header system is fully operational. Upon that expansion, the Contract Capacity shall be deemed increased by the amount of additional capacity provided by the expansion that is necessary to accommodate the Excess Gas; and, upon that expansion, the Excess Gas shall not be considered Excess Gas but shall be gas comprising the Required Volume under c., above.

         e. In the event that Buyer determines that the additional capacity requested under paragraph d., above is uneconomic in Buyer's sole judgement, then the Excess Gas shall be permanently released from the terms of this Agreement upon the request of Seller.

         f. During periods when gas production from all wells (including the wells on the Lands hereunder and wells of third party sellers) delivering to a Delivery Point exceeds the capacity available at that Delivery Point, Buyer shall curtail receipts of all Excess Gas, on a ratable basis pursuant to the-capacity committed to all sellers connected to the Delivery Point. Buyer shall not enter into commitments to provide service to producers, including Seller, in excess of the total capacity of the Purchasing Facilities, as it from time to time exists.

         g. During periods when gas production from all wells connected to all Purchasing Facilities (including the Wells hereunder and wells of third party sellers) exceeds the capacity available to Buyer from third parties to receive, transport, redeliver and/or sell gas, then Buyer shall take gas ratably from all sources upstream of the capacity restriction. Gas shall be curtailed ratably from wells producing gas not in association with oil first and then, if capacity is still restricted, gas shall be curtailed ratably from wells producing gas together with oil ("Associated Gas"). With respect to Seller's gas that Buyer transports in the facilities of MIGC, Inc., Buyer agrees that receipts of Seller's gas shall not be curtailed due to curtailments by MIGC unless MIGC is then curtailing all firm transportation service.

         2.3      Price and Fees.

         a. Buyer shall pay Seller for Seller's gas delivered to the Delivery Point(s) hereunder, less Retained Fuel, as defined in the Gas Sales Agreement. It is understood that no compensation is due from Buyer, or any other party, for Retained Fuel. Buyer use reasonable efforts to minimize fuel use and shall cause its transporters to do the same. Further, the gas to be resold to Seller under the Gas Sales Agreement, shall include any gain or loss from the Delivery Point through the discharge of all Purchasing Facilities where Seller's gas is compressed.

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         b.       The Purchase Price for Seller's gas, less Retained Fuel, shall be equal to (i) the quantity of Seller's gas delivered to Buyer, at the Delivery Point, less Retained Fuel, in MMBtu, multiplied by the Index, less (ii) the Contract Volume (as defined below) of Seller's gas, in MCF, multiplied by a Fee. The Fee shall be ********* per MCF. "Index" shall be equal to the "INSIDE FERCs GAS MARKET REPORT, Prices of Spot Gas Delivered to Pipelines" index for Colorado Interstate Gas Company, Rocky Mountains, in the first publication of the applicable month. Should the above index not be published, the parties shall mutually agree as to an alternative publication with a price representative of the foregoing. "Contract Volume" shall be the greater of (i) the actual quantity of gas delivered; or, (ii) 95% of the Minimum Quantity; in MCF. During the first two Accounting Periods following the date of initial deliveries, the Minimum Quantity shall be five thousand (5,000) MCF per day. For the next thirty six (36) Accounting Periods, the Minimum Quantity shall be eleven thousand (11,000) MCF per day. Thereafter, the Minimum Quantity shall be zero. If Buyer fails to accept the Minimum Quantity for any reason other than due to Seller's inability or failure to deliver same, the Minimum Quantity for the Accounting Period in which the failure occurred shall be adjusted downward by the quantity that Buyer failed to accept. If Seller is unable or fails to deliver the Minimum Quantity, then, if Buyer purchases and receives third party gas to replace Seller's unused capacity, the Minimum Quantity shall be adjusted downward by the quantity of such third party gas.

         c. The applicable Fee specified in 2.3, b. (ii)., above, shall be adjusted on an annual basis (beginning on the first day of the second year of the Primary Term) in proportion to the percentage change, from the preceding year, in the Producer Price Index for oil and gas field services (SIC 138) as published by the Department of Labor. The adjustment of the applicable portion of the fees shall be made effective upon each anniversary of initial deliveries hereunder and shall reflect the percentage change in the foregoing index as it existed for the immediately preceding January from the index for the second immediately preceding January.

         3.       TERM.

         3.1 The term of this Agreement shall extend, subject to 3.2, below, for a period of ten (10) years from the Effective Date, ("the Primary Term") and month-to-month thereafter until canceled by either Party upon 30 days prior written notice in advance of the expiration of the Primary Term or of any monthly extension thereof.

         3.2 If Buyer determines, in good faith, that it is uneconomic for Buyer to continue to receive and purchase Seller's Gas, at any Delivery Point(s), then Buyer shall have the right to give Seller written notice of that condition ("Uneconomic Notice"). Upon that notice:

         a. The parties shall then attempt in good faith to negotiate mutually acceptable terms to provide for continued delivery of gas at the affected Delivery Point(s).

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         b.       If the parties cannot agree on those terms within 60 days
         following the date of the Uneconomic Notice, then Buyer shall have the right to terminate this Agreement upon 10 days' written notice.

         c. As used herein, "uneconomic" means circumstances under which the Fee attributable to the gas delivered at affected Delivery Point(s) is insufficient to offset Buyer's actual costs of performing under this Agreement and under the Gas Sales Agreement with respect to that gas.

         4. MEASUREMENT. Measurement and determination of gas delivered, including quantity and Gross Heating Value, shall be calculated by Buyer from the measurements taken at the meter installed, operated and maintained by Buyer at the Delivery Point, and from the Gross Heating Value determined by gas chromatography, all in accordance with the recommendations set forth in the AGA Measurement Committee Report Number 3, including any amendments or superseding standards agreeable to the parties. The unit of measurement shall be one million British Thermal Units (MMBtu). The measurement provisions in Exhibit C shall be applicable to this Agreement.

         5. QUALITY. In the event that any gas delivered by Seller fails to meet any of the quality specifications set forth on Exhibit B, then Buyer shall have the right to cease receiving that gas as long as that condition exists; provided, Buyer shall also curtail all receipts of gas of similar quality to the same extent as receipts of Seller's gas are curtailed. Notwithstanding the foregoing, if after commingling that gas with other gas then in the control of Buyer, the commingled stream is acceptable to all downstream transporters receiving the commingled stream from Buyer, and as long as the receipt of that nonconforming gas from Seller does not adversely affect the economics of Buyer, then Buyer shall continue to receive that gas. ln the event that Buyer ceases to receive gas as herein provided and if Seller does not treat the gas prior to delivery hereunder to conform to the quality specifications, then so long as that gas fails to conform to the quality specifications Seller shall have the right to deliver the non-conforming gas to any other party.

         6. TAXES AND ROYALTY. Buyer shall have no responsibility for any taxes applicable to the gas delivered hereunder, prior to its delivery to Buyer, including all production, severance, excise, ad valorem and other taxes of what ever nature. Buyer shall have no responsibility for any royalty applicable to the gas delivered hereunder and Seller shall remain fully responsible for the timely and proper payment of all royalties due on gas delivered hereunder.

         7.       TITLE AND INDEMNIFY.

         7.1 Seller hereby warrants title to all gas sold hereunder and that Seller has the right and full authority to sell the same to Buyer, receive all of the proceeds from that sale, and that all gas is free from any and all liens and adverse claims. Seller will indemnify Buyer against and hold Buyer harmless from any and all Losses arising out of or related to Seller s breach of the foregoing warranty. The foregoing indemnity shall apply as to any uncertainty, dispute or claim concerning the ownership of coalbed methane as between the coal estate and the oil and gas estate, but any such uncertainty, dispute or claim shall not constitute -a breach of the foregoing warranty by Seller except to the extent of any deliveries by Seller following an adverse and final, non-appealable court order.

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Buyer shall have no obligation to make payments for gas delivered hereunder until Seller has furnished Buyer with an executed division order or title opinion (addressed to Buyer) in form and content acceptable to Buyer indicating that payments for all gas delivered hereunder are to be made to Seller.

         7.2 Seller shall indemnify, defend and hold Buyer harmless from and against all Losses arising out of Seller's operation hereunder or arising while the gas is in Seller's exclusive control and possession. Buyer shall indemnify, defend and hold Seller harmless from and against all Losses arising out of Buyer's operation hereunder or arising while the gas is in Buyer's exclusive control and possession. For the purposes of this Agreement, the gas shall be deemed to be in Seller's exclusive control and possession until it is delivered to Buyer at the Delivery Point hereunder and after it is delivered to the Delivery Point under the Gas Sales Agreement; and, the gas shall be deemed to be in Buyer's exclusive control and possession after it is delivered to Buyer at the Delivery Point hereunder and until it is delivered to the Delivery Point under the Gas Sales Agreement.

         8.       Payment.

         8.1 Buyer shall calculate a statement showing the amount of payment due Seller by Buyer each Accounting Period, and provide Seller with a copy of the same, on or before the twentieth (20th) day of the month after deliveries are made. If the actual total quantity of gas delivered and received hereunder is not available from third party transporter(s) by the twentieth (20th) day of the month, then Buyer shall provide the statement based on Buyer's good-faith estimate of deliveries hereunder, which estimates shall be corrected to reflect actual quantities on the following month's billing or as soon thereafter as is available.

         8.2 Buyer shall pay for gas delivered and purchased hereunder by Wire Transfer or ACH as instructed on the invoice, on or before the last day of the month following the Accounting Period in which deliveries are made.

         8.3 In the event Buyer shall fail to pay any amount due Seller, when the amount is due, then the overdue amount shall accrue a late payment penalty at a rate equal to the lesser of (i) one and one half percent (1.5%) per month, or (ii) the maximum rate permitted by applicable law. In addition to any other rights provided under this Agreement, including those under
Section 8.4 below, and in addition to any other rights or remedies Seller may have at law or at equity, if Buyer fails to pay amounts due Seller when due, then Seller may suspend further delivery of gas until that amount is paid.

         8.4 Prior to the commencement of deliveries and sales of natural gas under this Agreement, and from time to time thereafter as requested by Seller, Buyer shall furnish Seller with credit information as may be reasonably required to determine Buyer's creditworthiness. If during the term of this Agreement the financial responsibility of Buyer, based upon credit information supplied to Seller, or based upon Buyer's performance or lack of performance hereunder, or based upon any other reasonable grounds which would give rise to insecurity with respect to the performance of Buyer, then Seller may demand adequate assurance of due performance from Buyer in form and content reasonably acceptable to Seller, and until Seller receives that assurance may, as a non-exclusive remedy, suspend Seller's deliveries of gas hereunder. If adequate assurance of due performance is not received by Seller within five (5) days of its demand, then Seller may, in addition to any other rights, claim repudiation of this Agreement by Buyer. The parties expressly waive any longer time periods in which to provide adequate assurances as may be contained in applicable laws or statutes.

         9. SUCCESSION AND ASSIGNMENT. This Agreement may not be assigned by either party without the consent of the other party, which consent shall not be unreasonably withheld. This Agreement, and each of its terms and conditions, shall bind and inure to the benefit of the Parties hereto and to their respective successors and assignees. However, any such assignment must be in writing and shall not be binding on the other Party unless and until a copy is provided to the other party, and further, shall not be binding upon Buyer until Buyer has been furnished with appropriate transfer orders or letters-in-lieu of transfer or division orders.

         10.      FORCE MAJEURE

         10.1 Except for payment due hereunder, neither Party shall be liable to the other for failure or delay in making or accepting deliveries or performing other obligations hereunder to the extent that the failure or delay may be due to Force Majeure conditions.

         10.2 The party claiming Force Majeure must give notice thereof to the other Party as soon as is reasonably practicable, and shall remedy the Force Majeure with reasonable diligence.

         10.3 If either party is prevented from performing hereunder to the full extent of its obligations by Force Majeure conditions for more than 30 consecutive days or more than 90 days in any 12-month period, the other party shall have the right to terminate this Agreement by providing written notice to the other party.

         10.4 During any period of Force Majeure, Buyer shall be authorized to purchase and receive third party gas to replace Seller's unused Contract Capacity and Seller shall be authorized to sell and deliver its gas subject to Force Majeure to any third party purchaser.

         11. REGULATORY BODIES. In the event any regulatory body asserts jurisdiction over the sale of natural gas hereunder, either party may terminate this Agreement upon 10 days advance written notice unless, before that time, the parties are able to agree upon modifications to this Agreement that restore the economic benefit to the party deprived by the assertion of that jurisdiction.

         12. CONFIDENTIALITY. The terms of this Agreement, including, but not limited to, the price paid for gas, the volumes of gas purchased or sold, and all other material terms of this Agreement shall be kept confidential by the Parties hereto, except to the extent that information (i) is disclosed to the direct consultants (attorneys, accountants, bankers) working interest and royalty owners whose pro rata share of production is marketed by a Party, or to prospective purchasers after they have agreed to be bound by this confidentiality provision, (ii) is disclosed to a downstream transporter under such transporter's tariff requirements for the purpose of arranging transportation, or (iii) is disclosed as required by applicable law, regulation, court order or subpoena.

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         13.      MISCELLANEOUS.

         13.1 This Agreement shall be governed in accordance with the laws of the State of Colorado, without regard to choice of law principles. To the extent any provisions of this Agreement contradict, vary or are inconsistent with the provisions of the Uniform Commercial Code, or other applicable laws, then to the extent permitted by law, and to the extent provided in this Agreement, this Agreement shall constitute a waiver of those provisions of the Law.

         13.2 This Agreement, including all exhibits and appendices, and the Gas Sales Agreement, the Netting Agreement, and the Nominations and Balancing Agreement, all between the Parties and of even date herewith, contain the entire agreement between the Parties, and except as stated herein, there are no oral promises, agreements, warranties, obligations, assurances, or conditions precedent, affecting it.

         13.3 Any change, modification or alteration of this Agreement shall be in writing, signed by the parties, and no course of dealing between the Parties shall be construed to alter the terms hereof, except as expressly stated herein.

         13.4 A waiver by either Party of any one or more defaults by the other in the performance of any provisions of this Agreement shall not operate as a waiver of any future default, whether of a like or different character.

         13.5 IN NO EVENT WILL EITHER PARTY BE LIABLE HEREUNDER FOR INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES.

         14. NOTICES. Any notice, request, demand, statement or bill provided for in this Agreement, or any notice which a party may desire to give to the other, shall be in writing and shall be considered as duly delivered as of the date of receipt if mailed by ordinary mail, telecopied, wired or courier expressed to the other Party at the following address:

         NOTICES TO BUYER:                        NOTICES TO SELLER:

         Western Gas Resources, Inc.              Pennaco Energy, Inc.
         12200 N. Pecos Street                    1050 17th Street, Suite 700
         Denver, Colorado 80234                   Denver, CO 80265
         ATTN: Contract Administration            ATTN: Marketing Department
         Telephone No. (303) 452-5603             Telephone No: (303) 629-6700
         Telecopy No. (303) 452-0186              Telecopy No. (303) 629-6800

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

Either Party may change its address for purposes of notice by giving notice to the other Party.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

SELLER                                         BUYER:

PENNACO ENERGY INC.                            WESTERN GAS RESOURCES, INC.

By:  /s/ TERRELL A. DOBKINS                    By: /s/ J. BERT JONES
   ------------------------------                 -------------------------
Title:  VICE PRESIDENT PRODUCTION              Title:    VICE PRESIDENT
      ---------------------------                    ----------------------

                                     EXHIBIT A

The Lands committed to this agreement shall include all of Seller's interests in the following:

SECTIONS                                             TOWNSHIP          RANGE                    COUNTY
--------                                             --------          -----                    ------
1, 2, 11, 12, 13, 14, 15, 23, 24 25,26                T49N             R72W              Campbell, Wyoming

8, 17, 18, N/2 N/2 19, and N/2 N/2 20                 T49N             R71W              Campbell, Wyoming

limited to formations from the surface of the earth to the base of the Tertiary Age Coal Formations.

                                    EXHIBIT B

                             QUALITY SPECIFICATIONS




Gas delivered by Seller hereunder to Buyer shall:

         (a) be reasonably free from dust, gum, gum-forming constituents, condensate, free water, diluents, and other liquids and solids which may become separated from the gas;

         (b) contain not more than ten (10) ppm (parts per million) oxygen by volume (and Seller shall make every effort to keep gas free from oxygen);

                contain not more than one-fourth (1/4) grain of hydrogen sulfide per one hundred (100) Cubic Feet of Gas;

         (d) contain not more than twenty (20) grains of total sulphur, including sulphur in hydrogen sulfide and mercaptan, per one hundred (100) Cubic Feet of Gas;

         (e) contain not more than three percent (3%) carbon dioxide, by volume;

         (f) have a temperature less than or equal to one hundred (100) degrees Fahrenheit;

         (g) have a heating value not less than nine hundred sixty-eight (968) BTU's per Cubic Foot of Gas, dry basis.

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                                    EXHIBIT C

                                   MEASUREMENT

                  Seller, or Seller's authorized agent, may, at its option and expense, install and operate measuring equipment to check Buyer's measuring equipment provided the installation of the check measuring equipment in no way interferes with the operation of Buyer's measuring equipment. Any check measuring equipment installed by Seller shall be located upstream of Buyer's measuring equipment.

                  All gas volume measurements shall be based on an assumed atmospheric pressure of twelve-and-seven-tenths (12.7) psia, regardless of actual atmospheric pressure at which the gas is measured. Gas volume calculations will be made in accordance with ANSI/API 2530, as amended from time to time.

                  Buyer shall test the accuracy of its measuring equipment at least semiannually, or as required by regulatory agencies having jurisdiction. Buyer shall give Seller, and regulatory agencies having jurisdiction and entitled to notice, reasonable prior notice of any test or adjustment of any measuring equipment. Additional test(s) shall be promptly performed upon notification by either party to the other and the cost of any such additional tests shall be borne by the requesting party.

                  Upon test, any measuring equipment found to be in error shall be immediately corrected. If, upon test, the error does not exceed two percent (2%), the equipment shall be considered correct in computing deliveries hereunder. If, upon test, the error exceeds two percent (2%), then any preceding recordings of such equipment shall be corrected to zero error for any period which is known definitely or agreed upon. If the period is not known definitely or agreed upon, such correction shall be for a period extending back one-half (1/2) of the time elapsed since the last test. Correction of deliveries shall be calculated by the first of the following methods which is feasible: (i) by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculations; or (ii) by using the registration of any check meter or meters installed and accurately registering; or (iii) by estimating the quantity of delivery by deliveries during periods of similar conditions when the meter was registering accurately.

                  The composition and BTU content of any gas stream required to be measured hereunder shall be determined by Buyer semi-annually, or more often if deemed necessary by Buyer, at the point where the measurement equipment is located, by chromatographic analysis, or by other industry standard method mutually acceptable to the parties.

                  Buyer shall at its expense install, operate, and maintain mutually acceptable "ELECTRONIC FLOW MEASUREMENT" (EFM) and communication equipment required for data acquisition, at each Delivery Point, in compliance with API Chapter 21, Section 1, as amended from time to time. Seller and Buyer shall be jointly responsible for obtaining any necessary approvals and giving any required notices to the appropriate governmental agencies, including the Bureau of Land Management, that EFM equipment will be utilized for custody transfer measurement from Seller to Buyer. Should Seller and Buyer be unable to obtain any of those requisite approvals, Buyer shall

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remove any EFM equipment for which the approval was not obtained and replace that EFM equipment with acceptable custody transfer measurement equipment. Buyer shall provide Seller, and its agents, direct access to EFM data through Buyer's communication equipment.

                  Each party hereto shall have access at all reasonable hours to all facilities which are related to gas measurement and sampling. Each party shall have the right to be present for any installing, reading, cleaning, changing, repairing, testing, calibrating and/or adjusting of either party's measuring equipment.

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